Exhibit 10.3

SERVICES AGREEMENT

AGREEMENT made as of the 1st day of October, 2006 by and between Vector Group Ltd. ("VGR"), a Delaware corporation having an office at 100 SE 2nd Street, 32nd Floor, Miami, FL 33131, and Vector Tobacco Inc. ("Company"), a Virginia corporation having an office at One Park Drive, Suite 150, Research Triangle Park, North Carolina 27709.

W I T N E S S E T H

WHEREAS, VGR has been furnishing to Company advisory and consulting services with respect to the business and operations of Company; and

WHEREAS, Company has requested that VGR continue to furnish such services to Company pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Engagement of VGR.

1.01. During the term of this Agreement, VGR shall provide the Company such advisory and consulting services ("Services"), as more fully described and defined below, as may be necessary or desirable, or as Company may reasonably request or require, in connection with the business, operations and affairs, both ordinary and extraordinary, of Company and its subsidiaries and affiliates. “Services” means and includes without limitation, the furnishing advice, assistance and guidance, and, where necessary, personnel to implement the same, in connection with, among others, executive, administrative, financial, managerial, operational, supervisory and related matters, product design, development and promotion, and purchasing, manufacturing, marketing, sales, distribution, service and related operations.

1.02. While the amount of time and personnel required for performance by VGR hereunder will necessarily vary depending upon the nature and type of Services, VGR shall devote such time and effort and make available such personnel, in each case consistent with its size and staff, as may from time to time reasonably be required for its performance.

Section 2. Term. This Agreement commences effective as of October 1, 2006 and continues thereafter until September 30, 2011. This Agreement shall automatically renew for terms of five (5) years each, if not previously terminated by either party ninety (90) days prior to the termination date.

Section 3. Payments to VGR. In consideration of Services furnished by VGR hereunder

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Company shall pay to VGR both a fixed quarterly fee and reimbursement of certain expenses in accordance with the following:

3.01. Company shall pay VGR a fixed quarterly fee of $125,000 in advance.

3.02. Promptly following the end of each quarter, and receipt of an appropriate statement from VGR with respect thereto, Company shall also pay or reimburse VGR for the fallowing VGR out-of-pocket and other expenses incurred in the furnishing of Services:

(i)	transportation, hotel, meal, entertainment and similar expenses incurred during travel; and

(ii)	fees and disbursements of outside counsel, accountants, financial and similar advisors, if any, retained by VGR for purposes of furnishing Services to the extent not billed to Company directly.

Section 4. Confidential Information. VGR shall not at any time during or following the termination or expiration for any reason of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except where necessary in connection with the furnishing of Services under this Agreement), or appropriate, use or cause or permit any other person to appropriate or use, any of Company’s inventions, discoveries, improvements, trade secrets, copyrights or other proprietary, secret or confidential information not publicly available.

Section 5. Indemnification.

5.01. Indemnity of VGR. Company shall indemnify and hold harmless VGR and its shareholders, directors, officers, employees and agents (each, a “VGR Indemnitee”) from and against any and all claims, losses, damages or liabilities related to or arising out of any of the transactions contemplated hereunder or the sale or use of products, including, without limitation, any product liability or strict liability claims, or any claims of a similar nature, related to the manufacture, sale or use of any of the Company’s products, any personal injury claims arising from the sale or use of the products and any claims relating to any alleged infringement of any patent, copyright or trademark; provided, however, that Company shall not be required to indemnify any VGR Indemnitee for any claims, losses, damages or liabilities relating to or arising from any breach of this Agreement by any VGR Indemnitee, or from any intentional, or grossly negligent, act or omission of any VGR Indemnitee. In addition, Company shall reimburse any VGR Indemnitee for all expenses (including reasonable attorney fees and expenses), as incurred, in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation to which any VGR Indemnitee is a party. If any inquiry, action, claim, or proceeding (including any governmental investigation) shall be brought or asserted against any VGR Indemnitee in respect of which an indemnity shall be sought from Company, such VGR Indemnitee shall promptly notify Company in writing, and Company shall immediately assume the defense thereof, including the employment of counsel and the payment of all fees and expenses incurred in connection with the defense thereof; provided, however, that the failure to so notify

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Company shall not affect any VGR Indemnitee’s right to indemnification hereunder except to the extent that Company demonstrates actual damage caused by such failure. All fees and expenses incurred in connection with investigating, preparing or defending such inquiry, action, claim or proceeding shall be paid to the VGR Indemnitee by Company (if it is ultimately determined that a VGR Indemnitee is not entitled to indemnification hereunder, the amount of such fees and expenses paid shall be repaid by VGR to Company) upon presentation of appropriate documentation evidencing the obligation.

5.02. Indemnity of Company. VGR shall indemnify and hold harmless Company and its directors, officers, employees and agents (each, a “Company Indemnitee”) from and against any and all claims, losses, damages or liabilities related to or arising out of any breach of this Agreement by VGR, and from any intentional or grossly negligent act or omission of VGR or its officers or employees. If any inquiry, action, claim or proceeding (including any governmental investigation) shall be brought or asserted against any Company Indemnitee in respect of which an indemnity shall be sought from VGR, such Company Indemnitee shall promptly notify VGR in writing; provided, however, that the failure to so notify VGR shall not affect a Company Indemnitee’s rights to indemnification hereunder except to the extent that VGR demonstrates actual damage cause by such failure. Company may, in its sole discretion, determine to assume the defense thereof (and in the event that it is ultimately determined that a Company Indemnitee is entitled to indemnification hereunder, then VGR shall promptly reimburse Company for all costs and expenses incurred by Company). If Company determines not to assume the defense of any claims VGR shall immediately assume the defense thereof, including the employment of counsel and the payment of all fees and expenses incurred in connection therewith. If Company does assume the defense of any action, all fees and expenses incurred in connection with investigating, preparing or defending such inquiry, action, claim or proceeding shall be paid to Company by VGR (if it is ultimately determined that a Company Indemnitee is not entitled to indemnification hereunder, the amount of such fees and expenses paid shall be repaid by Company to VGR) upon presentation of appropriate documentation evidencing the obligation. VGR shall not be liable for any settlement of any inquiry, action, claim or proceeding effected without its prior written consent.

Section 6. General.

6.01. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered via overnight courier service and facsimile, attention President, at the respective address set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the date actually received.

6.02. Neither this Agreement nor any of its rights or obligations hereunder may be transferred, assigned or delegated, in whole or in part, by either party without the other party's prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns, but no other person or entity shall acquire or have any rights under this Agreement.

6.03. This Agreement shall be governed by and construed and enforced in accordance with

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the laws of the State of New York applicable to contracts made and to be performed exclusively therein without giving effect to the principles of conflict of laws.

6.04. The obligations of each party hereunder shall be excused during such time, and to the extent that, performance of its obligations is prevented by one or more causes beyond its reasonable control (and not due to its own act or omission) including, without limitation, acts of God, labor strikes or work stoppages, floods, war, riots, civil disorder, raw materials shortages, power outages, fire and laws, judicial decisions, rules and regulations of local, state and federal government agencies and other bodies having jurisdiction over either party hereto.

6.05. Each of Company and VGR shall cooperate fully with the other, and each shall ensure that their respective employees do the same, to the extent necessary to effect the intents and purposes of this Agreement and the transactions contemplated hereby.

6.06. Headings used in this Agreement are for convenience only and shall not be deemed a part of this Agreement or to affect the meaning or interpretation hereof.

6.07. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

6.08. This Agreement contains the entire agreement between Company and VGR concerning the subject matter hereof, and supersedes any prior oral statements, representations or understandings and any prior written documentation not contained in this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Vector Group Ltd.

By:	/s/ J. Bryant Kirkland III
Name:	J. Bryant Kirkland III
Title:	Vice President, Treasurer and Chief Financial Officer

Vector Tobacco Inc.

By:	/s/ Francis G. Wall
Name:	Francis G. Wall
Title:	Vice President and Chief Financial Officer

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